EXHIBIT 99.1
Contact:

Gen-Probe	3M
Michael Watts	Stephanie Sanderson
Sr. director, investor relations and	Public Relations Supervisor
corporate communications	3M Corporate Communications
858-410-8673	651-733-8588
For Immediate Release
Gen-Probe Forms Collaboration with 3M to Develop
Rapid Molecular Tests to Enhance Food Safety
SAN DIEGO, CA, December 6, 2006 – Gen-Probe (NASDAQ: GPRO) announced today that it has formed an exclusive worldwide collaboration with 3M to develop, manufacture and market innovative nucleic acid tests (NATs) to enhance food safety and increase the efficiency of testing for food manufacturers.
“This collaboration will allow 3M to provide food processors with a broader range of products that complement the widely used 3M™ Petrifilm™ Plate product line and the recently acquired Biotrace International products,” said Chuck Kummeth, division vice president, 3M Medical Division.
“This agreement is another important milestone in our strategy to enter attractive new growth markets with our proprietary NAT technologies,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “We are delighted to work with 3M, a world leader in food testing, to commercialize innovative assays that we believe will detect microbial contamination in food more rapidly and accurately than traditional methods.”
Under the terms of the collaboration, 3M is responsible for developing sample processing methods that will be used with Gen-Probe’s NATs. 3M also is responsible for obtaining the necessary regulatory licenses and approvals to commercialize the products, and for selling and marketing them worldwide. Gen-Probe is responsible for assay development and manufacturing. 3M has agreed to make milestone payments to Gen-Probe based on technical progress, and to help fund assay development.
Gen-Probe and 3M are recognized innovators in their respective fields. For example, both companies have received the National Medal of Technology, the nation’s highest honor for technological innovation. The medal is awarded to individuals and companies who “embody the spirit of American innovation and who have advanced the nation’s global competitiveness.”
3M’s customers include most of the 100 largest food companies in the world. Gen-Probe’s NATs are used to screen more than 80 percent of the U.S. blood supply for HIV-1, hepatitis C virus and West Nile virus, and to diagnose more than half of the two most common bacterial sexually transmitted diseases.
About 3M Health Care
3M Health Care, one of 3M’s six major business segments, provides world-class innovative products and services to help health care professionals improve the practice and delivery of patient care in medical, dental, orthodontic and health information markets. For more information, go to www.3M.com/Healthcare.
3M and Petrifilm are trademarks of 3M Company.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about 3M’s or Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new food testing products and customer adoption are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that development efforts may not be timely or successful, (ii) the possibility that new products will not be competitive or gain market acceptance, and (iii) the risk that this collaboration cannot be maintained. The foregoing describes some, but not all, of the factors that could affect the companies’ ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties and a discussion of the companies’ financial statements and footnotes, see documents filed with the SEC, including the companies’ most recent annual reports on Form 10-K and all subsequent periodic reports. 3M and Gen-Probe assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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